Exhibit 5.2

March 3, 2015

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as special counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-188812), as amended as of its most recent effective date (February 25, 2015), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, but excluding the documents incorporated by reference therein, the “Registration Statement”), and the prospectus, dated May 23, 2013 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated February 25, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), of up to 13,750,000 depositary shares (including up to 1,250,000 depositary shares if the underwriters’ overallotment option is exercise in full) (the “Depositary Shares”), each representing a 1/10th interest in a share of the Company’s 5.50% Mandatory Convertible Preferred Stock, Series B, par value $0.01 per share (the “Securities”).

The Securities will be issued pursuant to a Certificate of Designations of the Company dated March 3, 2015 (the “Certificate of Designations”). The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a deposit agreement, dated as of March 3, 2015 (the “Deposit Agreement”), among the Company, Computershare Trust Company, N.A. and Computershare Inc., as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts. A global Depositary Receipt representing the Depositary Shares (the “Global Receipt”) will be issued by the Depositary against the deposit by the Company with the Depositary of the Securities to be represented by the Depositary Shares.

American Tower Corporation, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement, dated February 25, 2015, between the Company and the several underwriters named in Schedule A thereto;

(d)	a copy of the Certificate of Designations, certified by the Secretary of State of the State of Delaware;

(e)	a facsimile copy of the Securities as executed by the Company and countersigned by Computershare Inc., as registrar and transfer agent;

(f)	an executed copy of the Deposit Agreement;

(g)	a facsimile copy of the Global Receipt; and

(h)	copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Securities have been validly issued by the Company and are fully paid and nonassessable.

2. The Depositary Shares represented by the Global Receipt have been validly issued and the person or persons in whose names the Global Receipt is registered will be entitled to the rights specified therein and in the Deposit Agreement.

American Tower Corporation, p. 3

3. The shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), into which the Securities are convertible at the initial conversion price have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion and, upon issuance thereof upon conversion of the Securities in accordance with the Certificate of Designations and the terms of the Securities at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” and in the Base Prospectus under the heading “Validity of the Securities,” as counsel for the Company that has passed on the validity of the Depositary Shares and the Securities and to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated March 3, 2015. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sandra L. Flow
Sandra L. Flow, a Partner